Exhibit 5.1

March 28, 2022

RGC Resources, Inc.

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

Ladies and Gentlemen:

We have acted as special counsel to RGC Resources, Inc., a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-236275) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of shares of the Company’s common stock, par value $5.00 per share (the “Common Stock”), with an aggregate offering amount of up to $40,000,000 and (ii) the offer and sale by the Company of 1,150,000 shares of Common Stock (the “Shares”) as described in the Company’s Prospectus, dated February 14, 2020 (the “Prospectus”) and Prospectus Supplement, dated March 28, 2022 (the “Prospectus Supplement”). The Registration Statement became effective on February 14, 2020. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

The Shares are being offered by the Company directly to purchasers in accordance with those certain purchase agreements, dated as of March 28, 2022 (the “Purchase Agreements”), between the Company and the purchasers named therein.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

a.	the Registration Statement;

b.	the Prospectus;

c.	the Prospectus Supplement; and

d.	the Purchase Agreements.

Also, we have examined and relied upon the following:

(i) a certificate from the secretary of the Company certifying as to (A) true and correct copies of the articles of incorporation and bylaws of the Company and (B) resolutions of the board of directors of the Company (the “Board Resolutions”) authorizing, as applicable, the filing of the Registration Statement and the offer and sale of the Shares by the Company pursuant to the Purchase Agreements;

(ii) a certificate dated March 28, 2022, issued by the Office of the Clerk of the Virginia State Corporation Commission, attesting to the corporate status and good standing of the Company in the Commonwealth of Virginia; and

(iii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

McGuireWoods LLP | www.mcguirewoods.com

Atlanta | Austin | Baltimore | Charlotte | Charlottesville | Chicago | Dallas | Houston | Jacksonville | London | Los Angeles - Century City

Los Angeles - Downtown | New York | Norfolk | Pittsburgh | Raleigh | Richmond | San Francisco | Tysons | Washington, D.C.

“Applicable Law” means the laws of the Commonwealth of Virginia.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof and (ii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters.

(b) Signatures. The signatures of the individuals who have signed the Purchase Agreement are genuine and (other than those of individuals signing on behalf of the Company) authorized.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) Documents Binding on Certain Parties. The Purchase Agreements and the documents required or permitted to be delivered thereunder are valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their terms, except that no such assumption is made as to the Company.

(e) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the transactions contemplated by the Purchase Agreements. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Purchase Agreements.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. The Company is a validly existing corporation under the laws of the Commonwealth of Virginia, and is in good standing under such laws.

2. Power and Authority; Authorization. The Company has the corporate power and authority to issue the Shares.

3. Validity of the Shares. When (i) the Shares have been issued and sold as contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, (ii) the Company has received the consideration provided for in the Purchase Agreements, (iii) such consideration per share is not less than the amount specified in the Board Resolutions and (iv) certificates in the form required under the laws of the Commonwealth of Virginia representing the Shares have been duly executed, countersigned, registered and delivered in accordance with the instructions of each purchaser, if such Shares are represented by certificates, or, if such Shares are not represented by certificates, book-entry notations in the form required under the laws of the Commonwealth of Virginia have been duly made in the share register of the Company in accordance with the instructions of each purchaser, such Shares will be validly issued, fully paid and non-assessable.

Qualifications and Limitations

The opinions set forth above are limited to the Applicable Law, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the date hereof. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus and the Prospectus Supplement relating to the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP

3